EXHIBIT 99.1

PO Box 9005
Quakertown PA 18951-9005
215.538.5600
1.800.491.9070
www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER EARNINGS

QUAKERTOWN, PA (28 April 2009) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank, reported net income for the first quarter of 2009 of $1,094,000, or $.35 per share on a diluted basis. This compares to $1,710,000, or $.54 per share on a diluted basis, for the same period in 2008.

“Deposits and loans, the core businesses of the Bank, continued to grow with average balances for both increasing over 4% since the last quarter of 2008 and our asset quality continued to be strong,” said Thomas J. Bisko, President and Chief Executive Officer. “However the challenging economic environment and the continued uncertainty in the financial markets impacted first quarter 2009 results as we had to increase our provision for loan losses, recognize further declines in the value of our equity securities portfolio, and record higher FDIC insurance premiums,” continued Mr. Bisko.

Finally Mr. Bisko reported that “the Company remains well capitalized by all regulatory standards and during the quarter the cash dividend was increased for the 14th consecutive year.”

Net interest income increased $467,000, or 10.1%, to $5,081,000 for the first quarter of 2009 compared to the first quarter of 2008, reflecting 10.1% growth in average earning assets and a two basis point increase in the net interest margin. When comparing the first quarter of 2009 to the same period in 2008, average loans increased 8.7% and average investment securities increased 15.0%. The growth in the investment portfolio was primarily in high quality U.S. Government agency and agency mortgage-backed securities. On the funding side average time deposits increased 21.8% while average transaction accounts increased 0.9%.

The net interest margin was 3.48% for the first quarter of 2009 compared to 3.46% for the first quarter of 2008 and 3.62% for the fourth quarter of 2008. The decline in the net interest margin from the fourth quarter of 2008 is mainly the result of the yield earned on loans and investment securities declining to a greater degree than the cost of deposits and short-term borrowings as well as the change in the mix of deposits from lower cost transaction accounts to higher cost time deposits.

As a result of loan growth, higher than normal levels of net charge-offs and concern over current economic conditions, QNB recorded a provision for loan losses of $600,000 in the first quarter of 2009. This compares to provisions of $225,000 for the quarter ended March 31, 2008 and $750,000 for the quarter ended December 31, 2008. Net loan charge-offs were $216,000 for the first quarter of 2009 compared with $94,000 for the first quarter of 2008 and $407,000 for the fourth quarter of 2008.

Total nonperforming loans, which represent loans on non-accrual status and loans past due more than 90 days, improved when compared to both March 31, 2008 and December 31, 2008. Nonperforming loans were $743,000, or 0.18% of total loans, at March 31, 2009, compared to $1,557,000, or 0.41% of total loans, at March 31, 2008 and $1,308,000, or 0.32%, at December 31, 2008. QNB’s non-performing loans to total loans experience continues to compare extremely favorably with the average 1.34% of total loans for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using December 31, 2008 data. QNB’s allowance for loan losses of $4,220,000 represents 1.01% of total loans at March 31, 2009 compared to an allowance for loan losses of $3,411,000, or 0.90% of total loans, at March 31, 2008 and $3,836,000, or 0.95% of total loans, at December 31, 2008. Other real estate owned and other repossessed assets were $437,000 at March 31, 2009 compared with $37,000 at March 31, 2008 and $319,000 at December 31, 2008.

Net investment securities losses were $254,000 for the quarter ended March 31, 2009, which included a $390,000 charge related to other-than-temporary impairment (OTTI) in the carrying value of holdings in the equity investment portfolio and $136,000 of gains realized on the sale of several higher-yielding corporate bonds sold to reduce credit risk in the portfolio. This compares to $222,000 of net securities gains in the first quarter of 2008.

Positively impacting non-interest income for the first quarter of 2008 was the recognition of $230,000 of income as a result of the Visa initial public offering. Non-interest income for the first quarter of 2008, excluding investment securities gains and the Visa income, totaled $932,000 compared to $987,000 for the first quarter of 2009, excluding investment securities losses.  An increase in residential mortgage activity in the current low interest rate environment resulted in gains on sales of residential mortgage loans increasing $136,000, to $168,000, for the 2009 quarter. Partially offsetting this additional income were lower fees for services to customers which declined $50,000 when comparing the quarter ended March 31, 2009 to the same period in 2008. This fee decline was caused by a lower level of customer overdrafts.

Total non-interest expense was $3,929,000 for the first quarter of 2009, an increase of 10.9% compared to $3,543,000 for the first quarter of 2008. The largest contributing factor to the increase in non-interest expense was FDIC insurance premium expense which increased $159,000, or 468% to $193,000, when comparing the first quarter of 2009 to 2008. The higher expense is a result of an increased assessment rate levied on all insured institutions by the FDIC in order to replenish the Deposit Insurance Fund which has been reduced as a result of the recent bank failures. The lower FDIC expense recorded in the first quarter of 2008 also reflects the use of the remaining portion of an available credit. Salary and benefit expense increased $107,000, or 5.4%, to $2,078,000 for the first quarter of 2009. Additional commercial lending personnel and the staffing of the Wescosville branch, which opened in November 2008, account for the majority of the increase.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Assets	$683,944	$664,394	$638,327	$636,480	$617,873
Investment securities (AFS & HTM)	227,124	223,195	223,273	207,081	202,150
Loans receivable	417,062	403,579	380,105	387,205	379,671
Allowance for loan losses	(4,220)	(3,836)	(3,492)	(3,473)	(3,411)
Net loans	412,842	399,743	376,613	383,732	376,260
Deposits	573,749	549,790	526,919	520,616	505,292
Demand, non-interest bearing	55,428	53,280	49,125	56,464	53,439
Interest-bearing demand, money market and savings	189,185	185,208	190,221	189,474	182,648
Time	329,136	311,302	287,573	274,678	269,205
Short-term borrowings	16,822	21,663	19,557	23,083	18,736
Long-term debt	35,000	35,000	35,000	35,000	35,000
Shareholders' equity	53,766	53,909	52,297	52,309	54,392

Asset Quality Data (Period End)
Non-accrual loans	$523	$830	$1,120	$625	$1,418
Loans past due 90 days or more and still accruing	220	478	70	198	139
Other real estate owned and repossessed assets	437	319	142	104	37
Non-performing assets	1,180	1,627	1,332	927	1,594
Allowance for loan losses	4,220	3,836	3,492	3,473	3,411
Non-performing loans / Loans	0.18%	0.32%	0.31%	0.21%	0.41%
Non-performing assets / Assets	0.17%	0.24%	0.21%	0.15%	0.26%
Allowance for loan losses / Loans	1.01%	0.95%	0.92%	0.90%	0.90%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)
	For the three months ended,
For the period:	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08

Interest income	$8,626	$8,825	$8,832	$8,838	$8,790
Interest expense	3,545	3,574	3,787	3,782	4,176
Net interest income	5,081	5,251	5,045	5,056	4,614
Provision for loan losses	600	750	150	200	225
Net interest income after provision for loan losses	4,481	4,501	4,895	4,856	4,389
Non-interest income:
Fees for services to customers	395	456	474	428	445
ATM and debit card	228	231	237	242	219
Net gain (loss) on investment securities available-for-sale	(254)	(610)	(103)	(118)	222
Other	364	195	207	277	498
Total non-interest income	733	272	815	829	1,384
Non-interest expense:
Salaries and employee benefits	2,078	2,052	1,999	1,955	1,971
Net occupancy and furniture and fixture	649	707	619	619	629
FDIC insurance premiums	193	83	81	75	34
Other	1,009	992	969	934	909
Total non-interest expense	3,929	3,834	3,668	3,583	3,543
Income before income taxes	1,285	939	2,042	2,102	2,230
Provision for income taxes	191	68	476	496	520
Net income	$1,094	$871	$1,566	$1,606	$1,710

Share and Per Share Data:
Net income - basic	$0.35	$0.28	$0.50	$0.51	$0.55
Net income - diluted	$0.35	$0.28	$0.50	$0.51	$0.54
Book value	$17.44	$17.21	$16.67	$16.68	$17.35
Cash dividends	$0.24	$0.23	$0.23	$0.23	$0.23
Average common shares outstanding - basic	3,113,730	3,136,078	3,136,423	3,135,214	3,134,704
Average common shares outstanding - diluted	3,126,683	3,154,238	3,161,840	3,163,809	3,166,976

Selected Ratios:
Return on average assets	0.67%	0.53%	0.97%	1.04%	1.13%
Return on average shareholders' equity	8.16%	6.32%	11.55%	12.15%	13.22%
Net interest margin (tax equivalent)	3.48%	3.62%	3.49%	3.67%	3.46%
Efficiency ratio (tax equivalent)	63.25%	64.94%	58.88%	57.30%	55.62%
Average shareholders' equity to total average assets	8.17%	8.46%	8.39%	8.52%	8.56%
Net loan charge-offs	$216	$407	$130	$138	$93
Net loan charge-offs (annualized) / Average loans	0.21%	0.42%	0.14%	0.14%	0.10%

Balance Sheet (Average)
Assets	$666,039	$648,112	$647,045	$623,393	$607,871
Investment securities (AFS & HTM)	223,327	226,142	222,344	199,916	194,247
Loans receivable	410,119	389,198	380,758	384,552	377,440
Deposits	553,856	528,990	531,891	512,090	494,502
Shareholders' equity	54,403	54,848	53,918	53,141	52,016

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Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com